Exhibit 8(a)

One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com

September 4, 2009

John Hancock Life Insurance Company (U.S.A.)

601 Congress Street

Boston, Massachusetts 02110

Re:	John Hancock Life Insurance Company (U.S.A.) Notes

Ladies and Gentlemen:

At your request, we have examined the joint Registration Statement on Form F-3 (the “Registration Statement”), filed by Manulife Financial Corporation, a Canadian corporation (“Manulife”), and John Hancock Life Insurance Company (U.S.A.), a Michigan corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on September 4, 2009. The Registration Statement relates to (a) the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, of up to an aggregate of $1,985,782,000 in initial offering price of the Company’s medium term notes, which have maturities of twelve months or more from the date of issue (the “Notes”), and (b) the full and unconditional subordinated guarantee (“Guarantee”) of the Company’s payment obligations under the Notes by Manulife.

We have examined instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. Based on such examination, and subject to the following paragraph, the discussion in the Registration Statement under the heading “United States Federal Taxation,” subject to the limitations and qualifications described therein, constitutes our opinion as to the material United States federal income tax consequences of ownership and disposition of the Notes and Guarantees.

Our opinion is limited to the tax matters specifically covered under the heading “United States Federal Taxation” in the Registration Statement. We have not been asked to address, nor have we addressed, any other tax matters. In addition, as indicated in the Registration Statement, the discussion sets forth our opinion as to the material United States federal income tax consequences of the ownership and disposition of the Notes and Guarantees as applied to original holders purchasing the Notes and Guarantees at the issue price and holding the Notes and Guarantees as capital assets as defined in Section 1221 of the United States Internal Revenue Code of 1986, as amended. Holders are advised to consult their own tax advisors with regard to the application of the income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign tax jurisdiction.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

BOSTON | WASHINGTON | NEW YORK | STAMFORD | LOS ANGELES | PALO ALTO | SAN DIEGO | LONDON

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

John Hancock Life Insurance Company (U.S.A.)

September 4, 2009

We hereby consent to the reference to our name and our opinion under the headings “United States Federal Taxation” and “Legal Opinions” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris

Glovsky and Popeo, P.C.